Exhibit 10.5

EXECUTION VERSION

LETTER AGREEMENT

This Letter Agreement (this “Agreement”) is entered into as of this 29th day of October 2018 by and among KIA VIII (Newco Marine), Ltd. (“KIA VIII”), KEP VI (Newco Marine), Ltd. (“KEP VI,” and together with KIA VIII, the “Kelso Holders” and each a “Kelso Holder”), Global Ship Lease, Inc., a Marshall Islands corporation (“GSL”), CMA CGM S.A. (“CMA CGM”), Marathon Founders, LLC (“Marathon Founders”) and Michael S. Gross (“Gross,” and together with Marathon Founders, the “Marathon Holders” and each a “Marathon Holder”). The Marathon Holders and CMA CGM are collectively referred to as the “GSL Holders” and each a “GSL Holder”. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement (as defined below).

WHEREAS, GSL, Poseidon Containers Holdings, LLC (“Poseidon”), K&T Marine, LLC (“K&T”), GSL Sub One LLC (the “Poseidon Merger Sub”), GSL Sub Two LLC (the “K&T Merger Sub”) and, solely for the purposes set forth therein, the Kelso Holders and certain other parties, entered into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”) on the date hereof providing for, among other things, (a) the merger of Poseidon with the Poseidon Merger Sub in exchange for securities of GSL, and (b) the merger of K&T with the K&T Merger Sub in exchange for securities of GSL, in each case, pursuant to the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, in connection with the Merger Agreement, (i) GSL, the Kelso Holders, the GSL Holders and certain other parties entered into an amended and restated registration rights agreement dated as of the date hereof (as amended from time to time, the “Registration Rights Agreement”) and (ii) the Kelso Holders, CMA CGM and Gross entered into a voting agreement dated as of the date hereof (as amended from time to time, the “Voting Agreement”); and

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement the parties hereto desire to enter into this Agreement to set forth certain rights and responsibilities relating to their ownership of Voting Stock (as defined below).

NOW THEREFORE, in accordance with this Agreement and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. GSL Board.

(a) At Closing, the board of directors of GSL (the “GSL Board”) shall be constituted as set forth in Section 1.4(b)(i) of the Merger Agreement. In accordance with Section 1.4(b)(i) of the Merger Agreement, Philippe Lemonnier and Alain Wils shall be two of the members of the GSL Board as of the Closing. Philippe Lemonnier shall not be an Independent Director (as defined below) as of the Closing and shall be a Class I director on the GSL Board whose term of office expires at the annual meeting of stockholders of GSL (“Stockholders”) determined in accordance with the Fundamental Documents of GSL. Alain Wils shall be an Independent Director as of the Closing and shall be a Class III director on the GSL Board whose term of office expires at the annual meeting of Stockholders determined in accordance with the Fundamental Documents of GSL. For purposes of this Agreement:

(i) “Independent Director” has the meaning ascribed in Rule 10A-3 under the Exchange Act and the rules and regulations of the NYSE;

(ii) “CMA CGM Designees” means Philippe Lemonnier and Alain Wils (or any successor director designated by CMA CGM in accordance with this Agreement (but only to the extent CMA CGM has a right to so designate at the relevant time) to fill the vacancy created by the death, resignation, removal, disqualification or any other cause of Philippe Lemonnier or Alain Wils, as applicable, or their respective director successors); provided, however (x) for so long as CMA CGM and its Affiliates (the “CMA CGM Group”) collectively hold Voting Stock having at least 10% of the voting power of all of the Voting Stock then outstanding, there shall be no more than two CMA CGM Designees, (y) for so long as the CMA CGM Group collectively hold Voting Stock having 5% or more (but less than 10%) of the voting power of all of the Voting Stock then outstanding, there shall be no more than one CMA CGM Designee and (z) at such time as the CMA CGM Group ceases to collectively hold Voting Stock having at least 5% of the voting power of all of the Voting Stock then outstanding, there shall be zero CMA CGM Designees; and

(iii) “Transfer” means to directly or indirectly transfer, sell, pledge, grant an option to purchase, hypothecate or otherwise dispose of, including entering into any Contract, option or other arrangement or understanding (whether or not conditional) to do any of the foregoing.

(iv) “Voting Stock” means any securities of GSL that the holders of which are entitled to vote for members of the GSL Board, including the Class A Common Stock, the Class B Common Stock, the Class C Common Stock and the Series C Preferred Stock, by whatever name called, now outstanding or subsequently outstanding, including any such securities that may become outstanding through stock splits, stock dividends, reclassifications, recapitalizations, conversions, exchanges, similar events or otherwise. Notwithstanding anything to the contrary contained herein, for purposes of this Agreement, including in determining the beneficial ownership of Voting Stock, (x) CMA CGM shall not be deemed to be the beneficial owner of any Voting Stock held by the Kelso Holders and (y) the Kelso Holders shall not be deemed to be the beneficial owner of any Voting Stock (including any Subject Stock, as defined in the Voting Agreement) held by the GSL Holders.

(b) In connection with any annual meeting of the Stockholders after the Closing at which directors of GSL are to be elected, if the class of directors whose term is expiring at such meeting includes a CMA CGM Designee then serving on the GSL Board (and who was not required to resign as a director pursuant to Section 1(f) prior to such meeting), then GSL and the GSL Board shall, acting through the Nominating/Corporate Governance Committee of the GSL Board, include in the slate of nominees recommended to the Stockholders for election as directors one individual for each such CMA CGM Designee whose term is then expiring and who was not required to so resign, which individual is designated in advance by CMA CGM in accordance with this Agreement (who will become a CMA CGM Designee upon being duly elected to the GSL Board).

(c) Notwithstanding the provisions of this Section 1, CMA CGM shall not be entitled to designate a Person as a nominee to the GSL Board upon a written determination by the Nominating/Corporate Governance Committee of the GSL Board (which determination shall set forth reasonable grounds for such determination and shall be notified by GSL to CMA CGM in accordance with Section 1(h) below) that such Person would not be qualified under any applicable law, rule or regulation to serve as a director on the GSL Board. Upon receipt of such notice, CMA CGM shall be permitted to provide an alternate CMA CGM Designee who shall be identified by CMA CGM reasonably promptly following receipt of such written notice from the Nominating/Corporate Governance Committee of the GSL Board (and sufficiently in advance of such meeting of Stockholders so that such alternate CMA CGM Designee and related information can be included in materials sent to Stockholders in connection with such upcoming meeting), and GSL shall comply with its obligations under, and subject to the terms and conditions of, this Section 1 with respect to such alternate CMA CGM Designee so designated.

(d) Except as set forth in Section 1(f), vacancies arising from the death, resignation, removal, disqualification or any other cause of a CMA CGM Designee shall be filled by the GSL Board only with a CMA CGM Designee, who shall be identified by CMA CGM within a reasonable time following the occurrence of such vacancy; provided, however, if at the time such vacancy is created, the CMA CGM Group collectively hold Voting Stock having at least 10% of the voting power of all of the Voting Stock then outstanding and the CMA CGM Designee that is remaining on the GSL Board is not an Independent Director, then the CMA CGM Designee chosen by CMA CGM to fill the vacancy must qualify as an Independent Director.

(e) GSL agrees to maintain the three standing committees of the GSL Board: an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. Subject to the qualification standards for serving on the Audit Committee pursuant to its charter and applicable law, rule or regulation, for so long as the CMA CGM Group collectively hold Voting Stock having at least 5% of the voting power of all of the Voting Stock then outstanding and there is at least one CMA CGM Designee then serving on the GSL Board, one CMA CGM Designee chosen by CMA CGM that is then serving on the GSL Board shall serve as a member of the Audit Committee of the GSL Board (subject to such individual accepting such appointment).

(f) In the event that there are two CMA CGM Designees serving on the GSL Board at the time that the CMA CGM Group ceases to collectively hold Voting Stock having at least 10% of the voting power of all of the Voting Stock then outstanding, then CMA CGM shall use its best efforts to cause one of the CMA CGM Designees then serving on the GSL Board to resign from the GSL Board immediately prior to such time as a replacement director is nominated or elected by the GSL Board or the Stockholders; it being understood that the CMA CGM Designee that so resigns shall be the CMA CGM Designee that is an Independent Director (if and to the extent applicable). In the event that there are any CMA CGM Designees serving on the GSL Board at the time that the CMA CGM Group ceases to collectively hold Voting Stock having at least 5% of the voting power of all of the Voting Stock then outstanding, then CMA CGM shall use its best efforts to cause all of the CMA CGM Designees then serving on the GSL Board to resign from the GSL Board immediately prior to such time as a replacement director is nominated or elected by the GSL Board or the Stockholders. Prior to designating a CMA CGM Designee, CMA CGM shall enter into a written agreement (with GSL being third party beneficiary thereof with the independent right to enforce the terms thereof) with the CMA CGM Designee (and as of the Closing CMA CGM will have entered into such an agreement with Philippe Lemonnier and Alain Wils) whereby such CMA CGM Designee agrees to resign as a member of the GSL Board at such time, and in accordance with, the foregoing.

(g) Until the termination of this Section 1 pursuant to Section 1(j) below, each Kelso Holder agrees that at each meeting of the Stockholders after the Closing in which directors to the GSL Board are to be voted on for election and a CMA CGM Designee is on the slate of nominees for such election at such meeting (i) when each such meeting of Stockholders is held, such Kelso Holder shall appear at such meeting or otherwise cause the voting power of the Voting Stock held by such Kelso Holder and any of its controlled Affiliates to whom it has transferred Voting Stock (such holders, the “Kelso Controlled Holders”), to be counted as present thereat for purposes of establishing a quorum, and (ii) such Kelso Holder shall vote or cause to be voted, and shall direct the Kelso Controlled Holders to vote or cause to be voted, at each such meeting all of the voting power of the Voting Stock held by such Kelso Holder and Kelso Controlled Holders for the election of any CMA CGM Designees that are on the slate of nominees for election at such meeting. Each Kelso Holder hereby covenants and agrees that it shall not, and shall not permit any Kelso Controlled Holders to, enter into any agreement or understanding, and shall not commit or agree to take any action, and shall not permit any Kelso Controlled Holders to commit or agree to take any action, that would restrict or interfere with such Kelso Holder’s obligations under this Section 1(g); provided, however, nothing in this Section 1 restricts, or shall be deemed to restrict, the Kelso Holders from Transferring any Voting Stock at any time. Notwithstanding any provision of this Agreement to the contrary, this Section 1(g) shall apply to each Kelso Holder solely in its capacity as a holder of Voting Stock and not in any other capacity. Nothing in this Agreement shall limit, restrict or affect the rights and obligations of Hank Mannix or any member of the GSL Board that is affiliated with the Kelso Holders or their Affiliates in their respective capacity as a director or officer of GSL, as applicable.

(h) So long as the CMA CGM Group collectively hold Voting Stock having at least 5% of the voting power of all Voting Stock then outstanding, GSL shall notify CMA CGM in writing of the date on which proxy or similar materials are expected to be sent by GSL in connection with an election of directors at an annual or special meeting of the Stockholders (and GSL shall deliver such notice at least 30 days (or such shorter period to which CMA CGM consents, which consent need not be in writing) prior to such expected mailing date or such earlier date as may be specified by GSL reasonably in advance of such earlier delivery date on the basis that such earlier delivery is necessary so as to ensure that any CMA CGM Designee may be included in such proxy materials at the time such proxy materials are mailed). GSL shall notify CMA CGM of any opposition to a CMA CGM Designee (as described in Section 1(c) above) sufficiently in advance of the date on which such proxy materials are to be mailed by GSL in connection with such election of directors so as to enable CMA CGM to propose a replacement CMA CGM Designee, if necessary, in accordance with the terms of this Agreement).

(i) Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in CMA CGM any direct or indirect ownership or incidence of ownership of or with respect to the Voting Stock held by the Kelso Holders. Other than with respect to its obligations under this Section 1, all rights, ownership and economic benefits of and relating to the Voting Stock held by the Kelso Holders shall remain vested in and belong to such Kelso Holders.

(j) This Section 1 and all rights and obligations under this Section 1 shall automatically terminate and cease to exist at any time that the CMA CGM Group ceases to collectively hold Voting Stock having at least 5% of the voting power of all of the Voting Stock outstanding at such time.

2. Tag Along Right.

(a) In the event that any Kelso Holder or any of its Affiliates (each in such capacity, a “Kelso Transferor”) proposes to Transfer (other than in an Exempt Transfer), in one transaction or a Series of Related Transactions (as defined below), Voting Stock that would result in one or more third parties (the “Purchaser”) acquiring (after giving effect to the conversion of Series C Preferred Stock being sold into Class A Common Stock; it being understood that all references to the number or percentage of shares of Voting Stock in this Section 2 shall be determined on an as-converted basis and shall therefore assume that all of the Series C Preferred Stock have been converted into Class A Common Stock in accordance with the terms of the Certificate of Designations for the Series C Preferred Stock) from the Kelso Transferors in such transaction (or Series of Related Transactions) more than 30% (the “Tag Trigger Percentage”) of the voting power of all Voting Stock then outstanding (a “Tag Sale”), then such Kelso Transferor shall give the GSL Holders (each a “Tag Party”) a written notice (such notice, as it may be updated before the deadline to respond in accordance with this Section 2, the “Tag Notice”) of such Tag Sale prior to or within ten (10) Business Days after the execution and delivery of the definitive agreement entered into providing for such Tag Sale (and in all cases no later than five (5) Business Days prior to the closing of such Tag Sale), which Tag Notice shall specify in reasonable detail: (A) the total number of shares of Voting Stock to be Transferred to the Purchaser, (B) the aggregate and per share (on an as-converted basis) consideration and the other material terms and conditions of the Tag Sale, including a reasonably detailed description (which shall include supporting materials) of any non-cash consideration, (C) the identity of the Purchaser, (D) a copy of the agreement (or if a definitive agreement is not reached, a near-final form thereof) executed or to be executed in connection with such Tag Sale, (E) the expected date on which the Tag Sale will be consummated and (F) that each such Tag Party shall have the right (the “Tag Right”) to elect to sell up to a number of shares of Voting Stock (with respect to each GSL Holder, such maximum number of shares of Voting Stock permitted to be requested for inclusion therein, the “Tag Threshold”) equal to the product of the total number of shares of Voting Stock held by such Tag Party multiplied by a fraction, the numerator of which is the number of shares of Voting Stock (on an as-converted basis) the Kelso Transferor proposes to Transfer to the Purchaser in the Tag Sale, and the denominator of which is the aggregate number of shares of Voting Stock (on an as-converted basis) then collectively held by the Kelso Holders and its Affiliates.

(b) Each Tag Party shall have the right, but not the obligation, to participate in such Tag Sale and may elect to participate in a contemplated Tag Sale by delivering an irrevocable written notice to the Kelso Transferor within ten (10) Business Days after such Tag Party receives a Tag Notice (or such shorter period specified in the Tag Notice, which period shall be no less than five (5) Business Days after such Tag Party receives a Tag Notice); provided, that if there is a change in the price or other material change in the terms or conditions of the Tag Sale, the Kelso Transferor shall give each Tag Party a revised written notice indicating such changes, and each Tag Party shall have five (5) additional Business Days. If a Tag Party shall fail to respond within such period, such failure shall be regarded as an election not to participate in the Tag Sale. If the Kelso Transferor has not completed the proposed Tag Sale within 180 days (as may be extended by up to 60 days to the extent necessary to obtain regulatory or related anti-trust approvals) of the date of the latest Tag Notice delivered in connection with such Tag Sale, in each case, on terms and conditions that are materially consistent with those set forth in the Tag Notice, the Kelso Transferor shall not Transfer shares of Voting Stock in a transaction that would qualify as a Tag Sale hereunder without again fully complying with this Section 2.

(c) If the Tag Party elects to participate in the Tag Sale, the Tag Party shall be entitled to Transfer in the proposed Tag Sale (i) at the same price as the Kelso Transferor is receiving for its Voting Stock (with such price being received by the Kelso Transferor being determined on an as-converted basis) in the Tag Sale, (ii) a number of shares of Voting Stock not to exceed the Tag Threshold for such Tag Party and (iii) on substantially the same (and no less favorable) other terms (including with respect to representations, warranties and indemnification) as the Kelso Transferor; provided, however, that any representations and warranties relating specifically to any Tag Party shall only be made by that Tag Party and any indemnification provided by the Tag Parties and the Kelso Transferors (other than in respect of customary fundamental matters such as title to or ownership of the Voting Stock being sold in the Tag Sale and such holder’s authority, power and right to enter into and consummate such transaction without violating any other agreement or legal requirement) shall be based on the proceeds to be received by the Kelso Transferors and Tag Parties in the Tag Sale, either on a several, not joint, basis or solely with recourse to an escrow established for the benefit of the Purchaser. The amount to be contributed to any escrow by the Kelso Transferors, on the one hand, and Tag Parties, on the other hand, shall be limited to such Person’s pro rata share of the total escrow amount (determined on the basis of the total number of shares of Voting Stock (on an as-converted basis) being included in the Tag Sale by the applicable Person relative to the total number of shares of Voting Stock (on an as-converted basis) being included in the Tag Sale by all the Kelso Transferors and Tag Parties in the aggregate)).

(d) The Kelso Transferor shall use commercially reasonable efforts to obtain the agreement of the Purchaser to the participation of each Tag Party in the Tag Sale and if the Purchaser is not willing to buy all the shares of Voting Stock (on an as-converted basis) offered by the Kelso Transferor and all electing Tag Parties on the terms and conditions set forth in the Tag Notice (or on terms and conditions more favorable to the Kelso Transferor and the Tag Parties), then the total number of shares of Voting Stock (on an as-converted basis) to be sold in such Tag Sale shall be equal to the total number of shares the Purchaser is willing to purchase on such terms and such shares of Voting Stock (on an as-converted basis) shall be allocated among the Tag Parties and the Kelso Transferor pro rata determined as the product of (i) the total number of shares of Voting Stock (on an as-converted basis) that such Purchaser in such Tag Sale is willing to so purchase and (ii) a fraction, the numerator of which is (A) in the case of the Kelso Transferor, the number of shares of Voting Stock (on an as-converted basis) identified by the Kelso Transferor in the Tag Notice (as set forth in Section 2(a)(A) above) or (B) in the case of any Tag Party, the number of shares of Voting Stock (not to exceed the Tag Threshold of such Tag Party) that the Tag Party properly requested to be included in such Tag Sale, and the denominator of which is the sum of (A) plus the number of shares of Voting Stock that all Tag Parties properly requested to be included in such Tag Sale.

(e) Subject to Section 2(c), any Tag Party participating in any Tag Sale shall (i) be required to execute and deliver the same customary definitive agreements and make or provide the same customary representations, warranties, covenants and closing deliverables as the Kelso Transferor (except that, in the case of any such agreements, representations, warranties, covenants and closing deliverables pertaining specifically to Kelso, the Tag Party shall execute and deliver comparable agreements, or make or provide comparable representations, warranties, covenants and closing deliverables, pertaining specifically to itself, if applicable) and (ii) be responsible for the same indemnification obligations that apply to the Kelso Transferor (it being understood that the Kelso Transferor’s liability, on the one hand, and each Tag Party’s liability, on the other hand, in respect of any such indemnification obligation shall be limited to such Person’s pro rata share of the indemnification obligation (determined on the basis of the total number of shares of Voting Stock (on an as-converted basis) being included in the Tag Sale by the applicable Person relative to the total number of shares of Voting Stock (on an as-converted basis) being included in the Tag Sale by all the Kelso Holders and the Tag Parties in the aggregate)). Each Tag Party shall be responsible for its pro rata share (on the same basis as determined in the prior sentence) of the reasonable costs and expenses of the Tag Sale if and when consummated (including the reasonable fees and expenses of counsel to the Kelso Transferor) to the extent not otherwise paid or reimbursed by the Purchaser or GSL, provided that no Tag Party shall be obligated to make any out-of-pocket expenditure prior to the consummation of a Tag Sale pursuant to this Section 2. Notwithstanding anything to the contrary in this Section 2, in connection with any Tag Sale, if the Purchaser demands that the definitive documents to be executed by the Kelso Transferor and any Tag Party contain any non-compete, non-solicit relating to employees of the Purchaser or its Affiliates or similar restrictions (excluding any non-solicit relating to employees of GSL or its Subsidiaries) that would be applicable to CMA CGM (or its Affiliates) if CMA CGM were to become a Tag Party, then Kelso will not agree to such restriction without first consulting with CMA CGM in advance and giving CMA CGM the opportunity to discuss such matter with the potential Purchaser and if the Purchaser continues to require such non-compete or similar restriction (and such restriction is not being requested or accepted by the Kelso Transferors in bad faith with the intent or purpose of excluding CMA CGM from participating in the Tag Sale and the Kelso Transferors reasonably believe that such restriction is a bona fide requirement of the Purchaser to consummate such Tag Sale) then the Kelso Transferors may proceed with such Tag Sale with such non-compete or similar restrictions as so required by such Purchaser and if CMA CGM elects to participate it shall enter into such definitive agreement as so required by such Purchaser.

(f) The parties hereto agree that, notwithstanding anything to the contrary in this Section 2, in no event shall any Kelso Transferor or any Tag Party participating in a Tag Sale be responsible for or have any indemnification or other liability (in each case, except in the case of actual fraud) relating to such Tag Sale in excess of the proceeds received by the Kelso Transferor or such Tag Party, as applicable, in connection with such Tag Sale.

(g) For purposes of this Section 2:

(i) “Exempt Transfer” shall mean a Transfer of Voting Stock by a Kelso Holder (i) to a Permitted Transferee (as defined in the Registration Rights Agreement) of such Kelso Holder or a Kelso Controlled Holder, (ii) in a registered offering pursuant to the Registration Rights Agreement (excluding any offering that constitutes a Block Sale (as defined therein)), (iii) pursuant to any merger, consolidation, recapitalization, reorganization, reclassification, conversion, exchange or similar events involving GSL (it being understood that the securities, if any, received by such Kelso Holder shall be included within the definition of Voting Stock such that future Transfers thereof shall remain subject to this Section 2, to the extent applicable) or (iv) pursuant to any tender or exchange offer of the Purchaser (or its Affiliates) that is made available to all holders of Class A Common Stock on a pro rata basis; and

(ii) A Transfer (other than an Exempt Transfer) of Voting Stock by the Kelso Holders or their Affiliates shall be deemed to be linked to another Transfer or series of linked Transfers (other than an Exempt Transfer) of Voting Stock by the Kelso Holders or their Affiliates and thereby such Transfers shall be considered, for purposes hereof, as part of a “Series of Related Transactions” if and only if: (a) such Transfers results in the same Person or group of Persons (or their respective Affiliates) ultimately acquiring Voting Stock from the Kelso Holders or their Affiliates at the conclusion of such Transfers, (b) the Transfers occur as a result of a requirement to make such Transfers pursuant to the terms of a Contract entered into by the Kelso Holders or their Affiliates in connection with the first of such Transfers, (c) none of such Transfers occur pursuant to a Block Sale (as defined in the Registration Rights Agreement) unless such Block Sale satisfies the tests in clauses (a) and (b) above), and (d) none of such Transfers occur under the Registration Rights Agreement in which CMA CGM is given piggyback rights to participate therein in accordance with the terms thereof (whether or not CMA CGM determines to so participate therein).

(h) The parties hereto agree that, in the event the Tag Trigger Percentage is met or exceeded as a result of a Series of Related Transactions (such Transfers that are part of a Series of Related Transactions in which such Tag Trigger Percentage is met or exceeded, collectively, the “Related Transfers”), then with respect to the Related Transfer pursuant to which the Tag Trigger Percentage is met or exceeded, each Tag Party shall have the right, but not the obligation, to have included in such Related Transfer at least as many shares of Voting Stock the sale of which would result in gross proceeds to such Tag Party equal to the gross proceeds such Tag Party would have received had the Related Transfers occurred in a single transaction (such proceeds, the “Tag Catch-Up Amount”). For purposes of calculating the Tag Catch-Up Amount, the gross proceeds to which each Tag Party is entitled shall be equal to the product of (i) the total number of shares of Voting Stock held by such Tag Party at the time of the first Transfer in the Related Transfers, multiplied by a fraction, the numerator of which is the total number of shares of Voting Stock (on an as-converted basis) the Kelso Transferor sold in the Related Transfers together with the number of shares of Voting Stock the Kelso Transferor proposes to include in the Related Transfer pursuant to which the Tag Trigger Percentage is met or exceeded, and the denominator of which is the aggregate number of shares of Voting Stock (on an as-converted basis) collectively held by the Kelso Holders and their Affiliates at the time of the first Transfer in the Related Transfers, multiplied by (ii) the average price per share (on an as-converted basis) of Voting Stock sold by the Kelso Transferor across the Related Transfers.

3. Participation.

(a) Except for Exempt Issuances (as defined below), any issuance by GSL after the Closing of any Voting Stock (or grant any rights, warrants or options to purchase, acquire or otherwise obtain Voting Stock or securities convertible into Voting Stock) or other equity securities to any Person shall require the unanimous consent of the GSL Board unless GSL shall give each Eligible Holder written notice of such issuance (other than an Exempt Issuance) (a “Participation Notice”) describing the material terms and conditions of the proposed issuance (the “Participation Issuance”), which Participation Notice shall be delivered to all Eligible Holders within ten (10) Business Days (or such shorter period as may be specified by GSL given the manner in which such issuance is being structured). The Participation Issuance shall include an offer by GSL to sell to each Eligible Holder, their respective pro rata portion of such securities (based upon such Eligible Holder’s respective percentage ownership of the voting power of all of the Voting Stock (determined on an as-converted basis, including with respect to the Series C Preferred Stock) outstanding at such time attributable to the Voting Stock (on an as-converted basis) held by such Eligible Holder, which, for purposes of such calculation, shall include shares of Voting Stock held by Affiliates of such Eligible Holder, at such time (determined on an as-converted basis, including with respect to the Series C Preferred Stock)). Each Eligible Holder, upon receipt of a Participation Notice, shall have ten (10) Business Days (or, such shorter period (which shall be no less than two (2) Business Days following such Eligible Holder’s receipt of a Participation Notice) as shall be specified in the Participation Notice given the manner in which such issuance is being structured) to indicate in writing whether it accepts the offer to participate in such issuance, setting forth the number of offered securities it wishes to purchase (up to its pro rata portion (as calculated pursuant to the foregoing); provided that in order to exercise its rights under this Section 3(a), such Eligible Holder must execute all customary transaction documents in connection with such issuance; provided further that in the event that the buyers in such Participation Issuance have the obligation to purchase more than one type or class of securities in connection with such issuance, each Eligible Holder participating in such issuance shall be required to acquire the same percentage of all such types and classes of securities as the buyer(s) are required to purchase in such Participation Issuance. Such equity securities specified in the Participation Notice that are not purchased by the Eligible Holders pursuant to the terms of this Section 3(a) may be issued and sold by GSL to the offerees thereof (at a purchase price and on terms no less favorable to GSL than the terms set forth in the Participation Notice) within 180 days of the date of the Participation Notice. Any equity securities not issued within the 180-day period will be subject to the provisions of this Section 3(a) upon subsequent issuance, to the extent applicable at the time.

(b) Notwithstanding anything to the contrary in this Section 3, where CMA CGM elects to participate in any Participation Issuance under this Section 3, CMA CGM shall never be required to agree (on its behalf and on behalf of its Affiliates) to any non-compete or similar restriction without CMA CGM’s prior written consent.

(c) This Section 3 shall terminate and all rights and obligations under this Section 3 shall automatically terminate and cease to exist (i) as it relates to CMA CGM, at such time as CMA CGM is no longer an Eligible Holder and (ii) as it relates to the Kelso Holders, at such time as the Kelso Holders are no longer Eligible Holders or, if earlier, at the written request of the Kelso Holders to so terminate this Section 3 (as it relates to such Kelso Holders).

(d) For purposes of this Section 3, the following terms shall have the following meanings:

(i) “Eligible Holder” means, as of any date of determination, (i) the Kelso Holders, but only to the extent as of such date of determination the Kelso Holders, together with their respective Affiliates, hold Voting Stock having at least 10% of the voting power of all of the Voting Stock outstanding at such time and (ii) CMA CGM, but only to the extent as of such date of determination the CMA CGM Group collectively hold Voting Stock having at least 10% of the voting power of all of the Voting Stock outstanding at such time.

(ii) “Exempt Issuance” means (i) issuances to management, employees, officers or directors of GSL or any of its Subsidiaries pursuant to management incentive programs approved by the GSL Board, (ii) bona fide issuances to a third party in connection with any debt financing of GSL or any of its Subsidiaries or any restructuring or refinancing of indebtedness of GSL or any of its Subsidiaries, (iii) issuances, deliveries or sales of securities by GSL or any of its Subsidiaries to a third party in connection with the acquisition, strategic business combination or investment by GSL or any of its Subsidiaries in any party which is not, prior to such transaction, an Affiliate of GSL, CMA CGM or any Kelso Holder (whether by merger, consolidation, stock swap, sale of assets or securities, or otherwise), (iv) offerings of securities by GSL pursuant to the Registration Rights Agreement or in a Block Sale (as defined therein)), (v) issuances or deliveries of securities through stock splits, stock dividends, reclassifications, recapitalizations or similar events, and (vi) issuances of securities upon the exercise, conversion, exchange, redemption, substitution or other swap, in each case under this clause (vi), of securities of GSL to the extent such GSL securities were either (x) outstanding immediately after giving effect to the closing of the transactions contemplated by the Merger Agreement or (y) issued after the Closing in compliance with this Section 3.

4. Material Change to Business. Each party agrees that for so long as the CMA CGM Group collectively hold Voting Stock having at least 5% of the voting power of all of the Voting Stock then outstanding, GSL shall not make any material change or expansion in the nature of the GSL Business without the unanimous consent of the GSL Board. For purposes of the foregoing, “GSL Business” means the business of acquiring, owning, operating, selling, leasing or chartering one or more containerships, and the provision of related products and services. This Section 4 shall terminate and all rights and obligations under this Section 4 shall automatically terminate and cease to exist on the first date that the CMA CGM Group ceases to collectively hold Voting Stock having at least 5% of the voting power of all of the Voting Stock then outstanding.

5. Merger Agreement; Prior Consent. GSL agrees that GSL shall not agree to any amendment, modification, waiver or termination of the Merger Agreement without the prior written consent of CMA CGM and that any amendment, modification, waiver or termination of the Merger Agreement by GSL without the prior written consent of CMA CGM shall be null and void; provided, however, that no such consent shall be required to extend the Termination Date so long as the Termination Date as so extended is not after December 31, 2018.

6. Termination. This Agreement shall automatically terminate in its entirety without any further rights or liabilities of the parties upon the earliest to occur of (i) a termination of the Merger Agreement in accordance with its terms (subject to Section 5 hereof, to the extent applicable), and (ii) if the Closing occurs, at such time as the last of Sections 1, 2, 3 and 4 of this Agreement terminates in accordance with the respective terms of such sections.

7. Interpretation. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an article, section, paragraph, or schedule, such reference shall be to an article, section or paragraph of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “herewith” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and each of its other grammatical forms shall have a corresponding meaning. A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns. A reference to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aid of construction or otherwise constitute evidence of the intent of the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

8. Amendment; Waiver. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

9. Entire Agreement. This Agreement, the Voting Agreement and the Registration Rights Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement.

10. Assignment; Binding Effect; Severability. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated by any of the parties hereto, in whole or in part, without the prior written consent of the other parties, and any attempt to make any such transfer, assignment or delegation without such consent shall be null and void.

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of the parties hereto. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to any party, in which event the parties shall use commercially reasonable efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

11. Specific Performance. The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that, without posting a bond or other undertaking, the parties hereto shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party hereto will allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties hereto further agree that (a) by seeking any remedy provided for in this Section 11, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to such party hereto under this Agreement and (b) nothing contained in this Section 11 shall require any party hereto to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 11 before exercising any other right under this Agreement.

12. Remedies Cumulative. The rights and remedies set forth in this Agreement are not intended to be exhaustive and the exercise by any party of any right or remedy does not preclude the exercise of any other right or remedy that may now or subsequently exist in law or in equity or by statute or otherwise.

13. Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction, except to the extent that the laws of the Marshall Islands are mandatorily applicable to the provisions set forth herein relating to the governance of GSL.

14. Consent to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or if the Superior Court of the State of Delaware does not have jurisdiction, any federal court of the United States of America sitting in the State of Delaware) (“Delaware Courts”), and any appellate court from any decision thereof, in any Proceeding arising out of or relating to this Agreement, including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such Proceeding shall be heard and determined in the Delaware Courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement in the Delaware Courts, including any objection based on its place of incorporation or domicile, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court and (d) agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 17 or in any other manner permitted by applicable law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses set forth above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.

15. Waiver of Jury Trial. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

16. Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

17. Notices. Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and be deemed given and received (a) if delivered in person, on the date delivered, (b) if transmitted by facsimile (provided receipt is confirmed by telephone), on the date sent, (c) if delivered by an express courier, on the second (2nd) Business Day after mailing and (d) if transmitted by email, on the date sent, in each case, to the parties at the following addresses (or at such other address for a party as is specified to the other parties hereto by like notice):

if to the Kelso Holders, to:

c/o Kelso & Company L.P.

320 Park Avenue, 24th Floor

New York, New York 10022

Fax: (212) 223-2379

Attention (email): James J. Connors II (jconnors@kelso.com)

with a copy to (which shall not constitute notice hereunder):

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

Fax: (917) 777-3452

Attention (email): Michael A. Civale (michael.civale@skadden.com)

if to CMA CGM, to:

CMA CGM S.A.

4, quai d’Arenc 13235

Marseille cedex 02

FRANCE

Attention: Group General Counsel

Tel: +33 4 88 91 98 03

Email: HO.GHECKETSWEILER@cma-cgm.com

If to GSL, to:

Global Ship Lease, Inc.

c/o Global Ship Lease Services Ltd.

Portland House

Stag Place

London SW1E 5RS

United Kingdom

Attention: Ian J. Webber

Tel: +44 (0) 20 7869 8006

Fax: + 44 (0) 20 7869 8119

Attention (email): ian.webber@globalshiplease.com

with a copy to (which shall not constitute notice hereunder):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Fax: (212) 455-2502

Attention (email):    Edward J. Chung (echung@stblaw.com)

If to the Marathon Holders, to:

c/o Marathon Founders, LLC

500 Park Avenue

New York, New York 10022

Fax: (212) 993-1679

Attention (email): Michael S. Gross (gross@solarcapltd.com)

with a copy to (which shall not constitute notice hereunder):

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036-6745

Fax: (212) 872-1002

Attention (email): Alice Hsu (ahsu@akingump.com)

18. Counterparts. This Agreement may be executed in counterparts, each counterpart when so executed and delivered, including by facsimile, constituting an original, but all such counterparts together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

KIA VIII (NEWCO MARINE), LTD.

By:	/s/ James J. Connors, II
Name: James J. Connors, II
Title: Director

KEP VI (NEWCO MARINE), LTD.

By:	/s/ James J. Connors, II
Name: James J. Connors, II
Title: Director

GLOBAL SHIP LEASE, INC.

By:	/s/ Ian J. Webber
Name: Ian J. Webber
Title: Chief Executive Officer

CMA CGM S.A.

By:	/s/ David Parlongue
Name: David Parlongue
Title: VP Strategy

MARATHON FOUNDERS, LLC

By:	/s/ Michael S. Gross
Name: Michael S. Gross
Title: Managing Member

MICHAEL S. GROSS

By:	/s/ Michael S. Gross
Name: Michael S. Gross